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                                                                EXHIBIT 99(d)(1)












                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              PERKINS PAPERS LTD.,

                           PERKINS ACQUISITION CORP.,

                                       AND

                                WYANT CORPORATION

                                 AUGUST 30, 2000

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                                TABLE OF CONTENTS


ARTICLE I      THE TENDER OFFER AND THE MERGER; PAYMENT TO CERTAIN
      OPTION HOLDERS.........................................................2
      1.1 The Tender Offer and Tender Offer Documents........................2
      1.2 Company Action.....................................................4
            1.2.1 Company Recommendation.....................................4
            1.2.2 Stockholder Lists..........................................5
      1.3 The Merger.........................................................6
      1.4 Certificate of Incorporation.......................................6
      1.5 The Shares of Stock................................................6
            1.5.1 The Shares of Stock of the Merged Corporation..............6
            1.5.2 The Shares of Stock of the Company.........................6
            1.5.3 Payment for Shares; Surrender of Certificates..............7
      1.6 Additional Terms and Conditions of the Merger......................8
            1.6.1 Bylaws.....................................................8
            1.6.2 Directors and Officers.....................................8
            1.6.3 The Effective Time.........................................8
            1.6.4 Effect of the Merger.......................................9
      1.7 The Closing........................................................9
            1.7.1 Filing of Certificate of Merger; the Closing...............9
            1.7.2 Place of Closing...........................................9
      1.8 Payment to Certain Option Holders.................................10


ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY................10
      2.1 Approval of Agreement and Merger..................................10
      2.2 Authority; No Restrictions; Binding Obligation....................11
      2.3 No Material Interest..............................................11
      2.4 The Company's and Each Subsidiary's Existence and Good
            Standing; Authority.............................................11
      2.5 Capital Stock.....................................................12
      2.6 Subsidiaries and Investments......................................12
      2.7 SEC Reports; Financial Statements.................................12
            2.7.1 SEC Reports...............................................12
            2.7.2 Financial Statements......................................13
      2.8 No Competition Restrictions.......................................13
      2.9 No Litigation.....................................................14
      2.10 Absence of Certain Changes.......................................14
      2.11 No Broker's or Finder's Fees.....................................14
      2.12 Fairness Opinion of Financial Advisor............................14


ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT AND
      PURCHASER.............................................................15
      3.1 Approval of Agreement and Merger..................................15
      3.2 Existence and Good Standing; Authority; Binding
            Obligation......................................................15


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      3.3 No Restrictions...................................................16
      3.4 No Broker's or Finder's Fees......................................16


ARTICLE IV     THE COMPANY'S FURTHER COVENANTS AND AGREEMENT................16
      4.1 Conduct of Business of the Company and the Subsidiaries...........16
      4.2 Coordination......................................................16
      4.3 Due Diligence Investigation of the Company and the
            Subsidiaries....................................................17
      4.4 Shareholder Approval if Required; SEC Filings.....................17
            4.4.1 Shareholder Approval if Required..........................17
            4.4.2 SEC Filings...............................................18
      4.5 No Shop Covenant..................................................19


ARTICLE V      CONDITIONS TO THE OBLIGATIONS OF PARENT AND
      PURCHASER.............................................................19
      5.1 No Injunction or Other Legal Prohibition..........................19
      5.2 Approvals.........................................................20


ARTICLE VI     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.................20
      6.1 No Injunction or Other Legal Prohibition..........................20
      6.2 Approvals.........................................................20


ARTICLE VII    TERMINATION..................................................20
      7.1 Right to Termination..............................................20
      7.2 Effects of Termination............................................22
      7.3 Breakup Fee.......................................................22


ARTICLE VIII   MISCELLANEOUS................................................23
      8.1 Expenses..........................................................23
      8.2 "Person" Defined..................................................23
      8.3 Captions; Agreement; Construction.................................23
      8.4 Notices...........................................................23
      8.5 Parties in Interest...............................................24
      8.6 Counterparts......................................................25
      8.7 Entire Agreement..................................................25
      8.8 Amendments; Waiver................................................25
      8.9 Enforceability....................................................25
      8.10 Non-Survival of Representations, Warranties, and
            Covenants.......................................................25
      8.11 No Assignment....................................................26
      8.12 Currency.........................................................26
      8.13 Public Announcements.............................................26
      8.14 Applicable Law; Jurisdiction; Enforcement of Agreement...........26
      8.15 Further Assurances...............................................26


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                          AGREEMENT AND PLAN OF MERGER
                            ------------------------

      AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of August 30, 2000, by and among PERKINS PAPERS LTD., a corporation organized and existing under the laws of Canada, with offices located at 77, Marie-Victorin Boulevard, Candiac, Quebec, J5R 1C3 Canada ("Parent"), PERKINS ACQUISITION CORP., a corporation organized and existing under the laws of the State of New York, with an address in care of Perkins Papers Ltd., 77, Marie-Victorin Boulevard, Candiac, Quebec, J5R 1C3 Canada ("Purchaser"), and WYANT CORPORATION, a corporation organized and existing under the laws of the State of New York, incorporated in New York on May 3, 1971 with the name Hosposable Products, Inc., with offices located at 1170 U.S. Highway 22 East, Suite 203, Bridgewater, New Jersey 08875 (the "Company").

      WHEREAS, Parent desires to acquire the Company pursuant to the Tender Offer (as defined below) and the merger provided herein (the "Merger") and otherwise pursuant to the terms and conditions contained herein; and

      WHEREAS, Parent has caused Purchaser to be incorporated for the sole purpose of the Tender Offer, the Stock Purchase Agreement (as defined below), and the Merger, and Parent is the owner of all of the issued and outstanding capital stock of Purchaser; and

      WHEREAS, simultaneously with the execution and delivery hereof, Parent and Purchaser, as purchasers, have entered into a certain stock purchase agreement with each of James A. Wyant, John Derek Wyant, Lynne Ellen Emond and the Estate of Gerald W. Wyant, as the beneficial owner of certain shares of the common stock of the Company, and James A. Wyant as the beneficial owner of Class E Exchangeable Preferred Stock of Wood Wyant Inc. ("Exchangeable Preferred Stock"), a Canada corporation and a wholly owned subsidiary of the Company, exchangeable on a one-for-one basis for common stock of the Company (the "Stock Purchase Agreement"), pursuant to which (i) a majority of the issued and outstanding shares of common stock of the Company shall be tendered in the Tender Offer and Purchaser shall take up and pay for such shares, and (ii) Parent shall simultaneously, and for the same per-share consideration, purchase the Exchangeable Preferred Stock or, in the event the Tender Offer shall be terminated prior thereto, Parent and Purchaser shall have the right to purchase from the foregoing sellers such majority of the issued and outstanding shares of common stock of the Company and such Exchangeable Preferred Stock, subject to certain conditions and otherwise pursuant to the terms and conditions of the Stock Purchase Agreement; and

      WHEREAS, the Company and Cascades Inc., a Quebec corporation

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and the corporate parent of Parent, have entered into a certain agreement which provides, among other things, that, prior to Parent's purchase of any shares of the capital stock of the Company in which James A. Wyant has a beneficial interest, whether pursuant to the Stock Purchase Agreement or otherwise, Parent shall make an offer to all other holders of the capital stock of the Company to purchase such holders' capital stock on terms no less favorable to them than those being offered to James A. Wyant; and

      WHEREAS, the board of directors of the Company has determined that it is in the best interest of the Company and its shareholders for the Company to be so acquired pursuant to the Tender Offer, the Stock Purchase Agreement, and the Merger and otherwise pursuant to the terms and conditions contained herein; and

      WHEREAS, the board of directors of each of Purchaser and the Company (each, a "Constituent Corporation", and, together, the "Constituent Corporations") has resolved that the Tender Offer, and the Merger and this Agreement is advisable and approved, and, simultaneously with the execution and delivery hereof, Parent as the sole shareholder of Purchaser has resolved that the Tender Offer and the Merger and this Agreement be adopted, approved and authorized; and

      NOW THEREFORE, the parties hereto, in consideration of the mutual covenants, agreements, and provisions herein contained, do hereby prescribe the terms and conditions of the Tender Offer and the Merger and mode of carrying the Tender Offer and the Merger into effect and otherwise agree to the provisions hereof as follows:


                                    ARTICLE I

           THE TENDER OFFER AND THE MERGER; PAYMENT TO CERTAIN OPTION

                                    HOLDERS


      1.1 THE TENDER OFFER AND TENDER OFFER DOCUMENTS. As promptly as practicable, but in no event later than five business days subsequent to the public announcement hereof (or at such later time as the parties might agree), Parent (or Purchaser as provided in the last sentence of this Section 1.1) shall commence an offer to purchase for cash (the "Tender Offer") all of the issued and outstanding shares of common stock of the Company, $.01 par value per share,(the "Company Stock"), at a price of four ($4.00) dollars per share, net to the seller in cash. The obligation of Parent to commence the Tender Offer and to accept


                                      -2-
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for payment and to pay for any shares of Company Stock tendered shall be subject to the conditions set forth in Exhibit 1.1 hereto. The initial expiration date of the Tender Offer shall be the 20th business day following the commencement of the Tender Offer (determined using Rules 14d-1(g)(3) and 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Parent expressly reserves the right to waive any condition of the Tender Offer or modify the terms to the Tender Offer, except that, without the consent of the Company, Parent shall not (i) reduce the number of shares of Company Stock subject to the Tender Offer, (ii) reduce the price per share of Company Stock to be paid pursuant to the Tender Offer, (iii) modify in any manner adverse to the holders of Company Stock or add to the conditions set forth in EXHIBIT 1.1, (iv) except as provided in the next succeeding sentence, extend the Tender Offer, or
(v) change the form of consideration payable in the Tender Offer.
Notwithstanding the foregoing, Parent may, without the consent of the Company,
(A) extend the Tender Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Tender Offer, (B) extend the Tender Offer for one or more periods of time that Parent determines if at the scheduled or any extended expiration date of the Tender Offer any conditions to Parent's obligation to purchase shares of Company Stock are not satisfied or waived, and
(C) if at the scheduled or any extended expiration date of the Tender Offer fewer than 90% of the then issued and outstanding shares of Company Stock have been validly tendered and not withdrawn in the Tender Offer, extend the Tender Offer for a period of not more than ten business days in the aggregate beyond the latest expiration date that would otherwise be permitted under clauses (A) or (B) of this sentence. Parent may in addition make available a "subsequent offering period", in accordance with Rule 14d-11 of the Exchange Act. Purchaser will take up and accept for payment all shares of Company stock validly tendered pursuant to the Tender Offer and not withdrawn as soon as legally permissible, and pay for all such shares as promptly as practicable thereafter, in each case upon the terms and subject to the conditions of the Tender Offer, as provided herein. In order to make the cash payments required in connection therewith, Parent shall cause Purchaser to deliver to Harris Trust Company of New York, the Depositary for the Tender Offer, at or prior to the time Purchaser is required to purchase tendered shares, cash in an aggregate amount equal to the product of
(x) the Share Price multiplied by (y) the number of shares of Company Stock so tendered. The Company agrees that no shares of Company Stock held by the Company or any subsidiary of the Company will be tendered in the Tender Offer. In connection with the Tender Offer, Parent shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Tender Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the


                                      -3-
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documents therein pursuant to which the Tender Offer will be made, together with any supplements or amendments thereto, the "Tender Offer Documents"). The Tender Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of shares of Company Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company specifically for inclusion in the Tender Offer Documents. Each of Parent, Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Tender Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Stock, in each case as and to the extent required by applicable United States securities laws. Parent and Purchaser agree to provide the Company and its counsel in writing with any comments Parent or Purchaser or its counsel may receive from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt of such comments. Parent shall have the right effective upon notice to the Company to delegate or to transfer or assign, in whole or from time to time in part, to Purchaser or to one or more other wholly-owned subsidiaries of Parent, the obligation to make the Tender Offer or the right to purchase shares of Company Stock tendered pursuant to the Tender Offer, but any such delegation or transfer or assignment will not relieve Parent of its obligation under the Tender Offer and will in no way prejudice the rights of tendering shareholders to receive payment for their shares of Company Stock validly tendered and accepted for payment pursuant to the Tender Offer.

      1.2 COMPANY ACTION.

            1.2.1 COMPANY RECOMMENDATION. The board of directors of the Company has approved the Tender Offer and the Merger and determined that the Tender Offer and the Merger are fair to and in the best interests of the Company's shareholders and has adopted resolutions recommending acceptance of the Tender Offer and approval and adoption of the Merger and this Agreement by the shareholders of the Company, and the Company hereby consents to the Tender Offer. The Company shall, as soon as practicable on or after the date of commencement of the Tender Offer, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the "Schedule 14D-9") which shall reflect the foregoing recommendations of the Company's board of


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directors, and copies of the Schedule 14D-9 (excluding exhibits) shall be enclosed with the Tender Offer Documents to be mailed to the shareholders of the Company in connection with the Tender Offer. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of shares of Company Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9. Each of Parent, Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Stock, in each case as and to the extent required by applicable United States securities laws. The Company agrees to provide Parent and Purchaser and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The board of directors of the Company shall be entitled to change their foregoing recommendations and to amend the Schedule 14D-9 accordingly only to the extent required by their fiduciary duties under applicable law after the receipt of written advice of counsel in connection with an Alternative Proposal as provided in Section 4.5 hereof.

            1.2.2 STOCKHOLDER LISTS. In connection with the Tender Offer, the Company shall (a) cause its agent to furnish Parent with mailing labels containing the names and addresses of the record holders of Company Stock as of a recent date and of those persons becoming record holders of Company Stock as of a recent date and of those persons becoming record holders after such date, together with copies of all security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Stock, and (b) furnish to Parent such other information and assistance as Parent may reasonably request in communicating the Tender Offer to the Company's shareholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Tender Offer and any other documents necessary to consummate the Merger, Parent and Purchaser shall hold in confidence the information contained in any such labels and lists, will use such information only in connection with the Tender Offer and the Merger and, if this Agreement is terminated, will, upon request, deliver to the Company all copies of, and any

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extracts or summaries from, such information then in their possession.

      1.3 THE MERGER. At the Effective Time, as defined below, Purchaser (hereinafter, sometimes, the "Merged Corporation") shall be merged with and into the Company (hereinafter, sometimes, the "Surviving Corporation"), pursuant to the provisions of Section 901 or 905 of the New York Business Corporation Law (the "New York Law") with the Company being the surviving corporation.

      1.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation as in effect at the Effective Time shall continue in full force and effect after the Effective Time as the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation of the Surviving Corporation shall be amended, at the election of Parent either upon the filing of the New York Certificate of Merger, as defined below, or promptly thereafter, to decrease the aggregate number of shares which the Surviving Corporation shall have the authority to issue, by deleting Article 4 thereof in its entirety and substituting in lieu thereof the following:

            The total number of shares of stock which the Corporation is authorized to issue is one thousand (1000) shares of Common Stock, with a par value of $.01 per share, all of which shall be of the same class.

      1.5 THE SHARES OF STOCK. By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time pursuant to this
Agreement:

            1.5.1 THE SHARES OF STOCK OF THE MERGED CORPORATION. Each share of the common stock, no par value, of the Merged Corporation, which shall be issued and outstanding at the Effective Time, shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

            1.5.2 THE SHARES OF STOCK OF THE COMPANY. Each share of the Company Stock, (other than Dissenters' Shares, as defined below, and as provided below), and all rights in respect thereof, shall, at the Effective Time, be changed and converted into the right to receive four ($4.00) dollars in cash (the "Share Price").

                  1.5.2.1 DISSENTING SHARES. Notwithstanding Section 1.5.2, shares of Company Stock outstanding immediately prior to the Effective Time of the Merger and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company

Stock in accordance with Sections 910 and 623 of the New York Law shall not be converted into a right to receive the Share Price, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time of the Merger such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time of the Merger into the right to receive the Share Price payable in respect of such shares of Company Stock pursuant to Section 1.5.2. The Company shall give Parent and Purchaser prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Purchaser or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

            1.5.3 PAYMENT FOR SHARES; SURRENDER OF CERTIFICATES.

                  1.5.3.1 PAYMENT FOR SHARES; PAYMENT FUND; NO Liability. In order to make the cash payments provided in Section 1.5.3.2 hereof, Parent shall cause Purchaser to deliver to Harris Trust Company of New York (the "Paying Agent"), at or prior to the Effective Time, in trust for the benefit of the holders of Company Stock, cash in an aggregate amount equal to the product of
(x) the Share Price multiplied by (y) the number of shares of Company Stock outstanding immediately prior to the Effective Time (excluding shares held in the Company's treasury, and shares taken up and paid for in the Tender Offer). (Such cash is hereinafter referred to as the "Payment Fund".) Pending payment to such holders, such funds shall be deposited (so long as such funds are available for payment to such holders) by the Paying Agent in an interest bearing account, and any earnings with respect to such funds shall be paid to the order of Parent upon the termination of the Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Company Stock for nine months after the Effective Time shall be delivered to Parent, and any holder of Company Stock who has not theretofore received payment for its shares hereunder shall thereafter look only to Parent for payment of its claims for payment. None of Parent, Purchaser, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate representing Company Stock has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which payment in respect of such certificate would otherwise escheat to or become the property of any governmental entity, any cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all

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claims or interest of any person previously entitled thereto. Parent shall be entitle to deduct and withhold from the consideration otherwise payable hereunder to any holder of Company Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code, or under any provision of foreign, state, provincial, or local tax Law.

                  1.5.3.2 SURRENDER OF CERTIFICATES. As soon as practicable before the Effective Time, the Company shall mail to each record holder of an outstanding certificate or certificates which represents shares of Company Stock a form letter of transmittal and instructions for use in effecting the surrender of such certificate or certificates for payment therefor. As provided in the Paying Agent Agreement, upon surrender of the stock certificate(s) and a duly completed letter of transmittal, the Paying Agent shall, as provided in the Paying Agent Agreement, promptly pay to the persons entitled thereto (in accordance with the letter of transmittal), in cash, the amount to which such persons are entitled. No interest will be paid or accrued on the cash payable upon the surrender of the certificate or certificates. If payment is to be made to a person other than the one in whose name the certificate surrendered is registered, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

      1.6 ADDITIONAL TERMS AND CONDITIONS OF THE MERGER. Additional terms and conditions of the Merger are as follows:

            1.6.1 BYLAWS. The bylaws of Purchaser as they shall exist at the Effective Time shall be and remain the bylaws of the Surviving Corporation after the Effective Time until the bylaws may duly be altered, amended or repealed.

            1.6.2 DIRECTORS AND OFFICERS. The directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation after the Effective Time until their successors shall have been elected and qualified.

            1.6.3 THE EFFECTIVE TIME. The Merger shall become effective upon the acceptance for filing by the New York Secretary of State of the New York Certificate of Merger (as defined below) at the Effective Time on the Closing Date, as defined below.

            1.6.4 EFFECT OF THE MERGER. The separate corporate existence of the Merged Corporation shall cease at the Effective Time. at the Effective Time, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of each of the Constituent Corporations shall be transferred to, vested in, and devolve upon, the Surviving Corporation without further act or deed and all property, rights, and every other interest of each of the Constituent Corporations shall be as effectively the property of the Surviving Corporation as they were of the Surviving Corporation and the Merged Corporation, respectively. The Merged Corporation and the Company on behalf of its directors and officers hereby agree, from time to time as and when requested by the Surviving Corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of the Merged Corporation acquired or to be acquired by reason of or as a result of the Merger herein provided for, and otherwise to carry out the intent and purposes hereof, and the proper officers and directors of the Merged Corporation and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merged Corporation or otherwise to take any and all such action.

      1.7 THE CLOSING.

            1.7.1 FILING OF CERTIFICATE OF MERGER; THE CLOSING. If this Agreement is not terminated pursuant to Article VII hereof, as soon as practicable after the Purchaser has taken up and paid for the shares of Company Stock tendered in the Tender Offer, and all other conditions to the Merger set forth herein shall have been satisfied or waived, Purchaser and the Company shall cause a Certificate of Merger in accordance with the New York Law (the "New York Certificate of Merger"), to be executed and filed with the Secretary of State of the State of New York as provided in the New York Law. The Merger shall be consummated and the closing of this Agreement (the "Closing") shall occur immediately upon the foregoing filing of the New York Certificate of Merger as aforesaid (the date and time of such filing and Closing being referred to herein as the "Effective Time").

            1.7.2 PLACE OF CLOSING. The Closing shall take place at the offices of Feldman & Associates, 10 East 40th Street, New York, New York 10016 upon the filing of the New York Certificate of Merger at the Effective Time (sometimes, the "Closing Date"), which shall be as soon as practicable after the later to occur of the (i) consummation of the Tender Offer, and (ii) the satisfaction of the conditions contained in Articles V and VI

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hereof, but in no event later than ten days subsequent to the later to occur of the foregoing, or such other place or on such other date as the parties hereto may mutually agree.

      1.8 PAYMENT TO CERTAIN OPTION HOLDERS. Promptly following the acceptance for payment of shares of Company Stock pursuant to the Tender Offer (the "Acquisition Date"), each holder of an option (an "Employee Option") to purchase shares of Company Stock granted by the Company pursuant to the 1991 Stock Option Plan and the 1997 Stock Option Plan (the "Plans") which is outstanding as of the date hereof and which has not been exercised prior to the Acquisition Date, whether or not then exercisable or vested, shall be entitled to receive from Purchaser, upon the disposition of or as consideration for such Employee Option, a cash payment in an amount per share equal to the excess of the Share Price over the Option Price (as defined in the Plans) of such Employee Option, multiplied by the number of shares of Company Stock covered by such Employee Option, subject to any required withholding taxes pursuant to the legislation of the jurisdiction where the employment is exercised; provided, however, that to the extent the Share Price is less than the Option Price of any Employee Option, the holder of any such Employee Option shall not receive any payment therefor, but rather all of the same shall be cancelled by the Parent without further obligation on the part of the Parent, the Purchaser or the Company. Prior to the Acquisition Date, the Company agrees to use its commercially reasonable best efforts to attempt to obtain any consents from holders of Employee Options which may be necessary or appropriate to effectuate the foregoing.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Purchaser as follows:

      2.1 APPROVAL OF AGREEMENT AND MERGER. This Agreement and the Tender Offer and the Merger have been duly adopted, approved, certified, executed and acknowledged by the Company upon the appropriate action of its board of directors, and all corporate action has been properly taken with respect thereto, except for the approval by the vote of the Company's shareholders which will be sought as soon as practicable following the execution and delivery hereof unless not required pursuant to Section 905 of the New York Law, in accordance with the New York Law and the Certificate of Incorporation and Bylaws of the Company. The approval by the board of directors of the Company as evidenced by the execution and delivery of this Agreement by the Company constitutes board approval of the Stock Purchase Agreement and

Merger as a Business Combination as contemplated by Section 912 of the New York Law.

      2.2 AUTHORITY; NO RESTRICTIONS; BINDING OBLIGATION. The Company has full legal capacity, right, power and authority to make, execute, deliver and perform this Agreement and each of the other agreements, instruments and other documents delivered pursuant hereto or otherwise in connection herewith. The execution and delivery of this Agreement and each other instrument or other document delivered herewith or pursuant hereto or otherwise contemplated herein, and performance of the Company's obligations hereunder and thereunder and otherwise in connection herewith and therewith, and the consummation of the transactions contemplated hereby and thereby, do not require the consent or approval of (i) any governmental or regulatory authority, or (ii) any other entity, except for the acceptance for filing by the New York Secretary of State of the New York Certificate of Merger, shareholder approval if required as contemplated in
Section 4.4.1, and as will already have been obtained at or prior to the Effective Time. This Agreement and any other documents or instruments delivered herewith or pursuant hereto or otherwise contemplated herein have been duly executed and delivered by the Company and (assuming valid execution and delivery by Parent and Purchaser), and shareholder approval if required as contemplated in Section 4.4.1, and acceptance for filing by the New York Secretary of State of the New York Certificate of Merger, each constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

      2.3 NO MATERIAL INTEREST. The Company does not have any direct or indirect equity, partnership or other interest in any creditor, competitor, supplier, lessor, customer or lessee of the Company except for the Company's ownership of all of the issued and outstanding capital stock of IFC Disposables, Inc., a Tennessee corporation.

      2.4 THE COMPANY'S AND EACH SUBSIDIARY'S EXISTENCE AND GOOD STANDING; AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and each subsidiary of the Company identified in Schedule 2.4 of that certain Disclosure Letter dated the date hereof and executed and delivered by the Company simultaneously herewith (the "Disclosure Letter") (each, a "Subsidiary" and, together, the "Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. The Company and each Subsidiary has full power and authority to own, lease and operate its assets and to carry on its business as now being conducted. The Company and each Subsidiary is qualified to do business in any jurisdiction where the character or location of the properties owned or leased by it, or the nature of the business conducted by it, requires such qualification except where the failure to be so qualified would not result in a Material Adverse Effect (as defined in Section 5.2). Correct and complete copies of the certificate of incorporation and bylaws of the Company and each Subsidiary, certified by the Secretary of the Company and each Subsidiary, as the case may be, are annexed to the Disclosure Letter as Schedule 2.4, and there have been no amendments thereof not reflected in such copies. The minute books of the Company and of each Subsidiary as the same exists as of the date hereof have been made available to Parent and Purchaser for review. Neither the Company nor any Subsidiary is in material default in the performance, observance or fulfillment of any of the terms or conditions of its certificate of incorporation or bylaws.

      2.5 CAPITAL STOCK. The Company has an authorized capitalization consisting of such shares of capital stock, with such par value, of which such number are issued and outstanding, as set forth in Schedule 2.5 of the Disclosure Letter. No shares are held in the Company's nor any Subsidiary's treasury, except as otherwise may be set forth in such Schedule 2.5. All such outstanding shares as are set forth in Schedule 2.5 have been duly authorized and validly issued and are fully paid and nonassessable. None of such shares were issued in violation of the preemptive rights of any person. Except as set forth in Schedule 2.5, there are no options, warrants, rights, calls, subscriptions, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale by the Company or any Subsidiary of any of their respective capital stock. There are no shares of capital stock of the Company or any Subsidiary reserved for issuance for any purpose, except as otherwise may be set forth in such Schedule 2.5.

      2.6 SUBSIDIARIES AND INVESTMENTS. Except to the extent set forth in
Schedule 2.6 of the Disclosure Letter, neither the Company nor any of the Subsidiaries owns, nor has it owned, nor does it have, nor has it had, any commitment to purchase, any capital stock or other equity or ownership or proprietary interest in any person (as defined below), nor does the Company nor any Subsidiary have any direct or indirect subsidiary.

      2.7 SEC REPORTS; FINANCIAL STATEMENTS.

            2.7.1 SEC REPORTS. The Company has prior to the date of this Agreement filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and provided to Parent and Purchaser a true and complete copy of an Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "10-K Report") and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000 (the "10-Q Report"). The 10-K Report and the

10-Q Report did not contain any untrue statement by the Company of a material fact or omit to state a material fact required to be stated by the Company therein or necessary in order to make the statements by the Company therein, in light of the circumstances under which they were made, not misleading. The Company has not filed since December 31, 1999 any Current Report on Form 8-K with the SEC (nor is it currently obligated to file such a Current Report within the next fifteen days, other than to report the execution and delivery of this Agreement).

            2.7.2 FINANCIAL STATEMENTS. The Company has delivered to Parent and Purchaser (i) the audited consolidated financial statements of the Company and its affiliates that formed the consolidated group of the Company for each of the years in the two year period ended December 31, 1999 (the "Balance Sheet Date") (such audited financial statements for the year ended the Balance Sheet Date are hereinafter referred to as the "1999 Financial Statements"), and (ii) the unaudited consolidated balance sheet of the Company and its affiliates that formed the consolidated group of the Company as of June 30, 2000 (the "Interim Balance Sheet") and the related unaudited consolidated statements of operations and cash flows for the six months then ended (the "Unaudited Interim Financial Statements")(which Unaudited Interim Financial Statements were delivered as part of the 10-Q Report). Except as disclosed on Schedule 2.7.2 of the Disclosure Letter, all such financial statements referred to in the immediately preceding sentence, including the footnotes thereto, have been prepared from the books and records of the Company and each of the respective other entities to which they pertain as of the respective dates of such financial statements in accordance with U.S. Generally Accepted Accounting Principles consistently applied, except as may otherwise be noted therein, and with respect to the Unaudited Interim Financial Statements, subject to normal year-end adjustments and the absence of footnotes. The balance sheets fairly present in all material respects the financial condition of the Company and each of the respective other entities to which they pertain as at the dates thereof, and the related consolidated statements of operations and cash flows fairly present in all material respects the results of the operations and changes in financial position of the Company and each of the respective other entities to which they pertain for the periods indicated.

      2.8 NO COMPETITION RESTRICTIONS. Except as set forth on Schedule 2.8 of the Disclosure Letter, neither the Company nor any Subsidiary is a party to, or otherwise subject to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, regulation, order, judgment or decree, or any other restriction of any kind or character, which would in any manner restrict the ability of the Company or any Subsidiary to compete with any person in any geographic area.

      2.9 NO LITIGATION. As of the date hereof, and except as may otherwise be set forth in Schedule 2.9 of the Disclosure Letter, there is no action, suit or proceeding at law or in equity by any person, or any arbitration or any administrative or other proceeding, or any investigation by, any governmental or other instrumentality or agency, pending or, to the knowledge of the Company or any Subsidiary, threatened with respect to the Company or any Subsidiary, any of the officers or directors thereof (in their capacities as such), any of their respective properties or rights, or any of the shares of the Company Stock, or the capital stock of any of the Subsidiaries, which could have a materially adverse effect on any of them. Neither the Company nor any Subsidiary is subject to any judgment, order or decree entered in any lawsuit, proceeding or arbitration.

      2.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, neither the Company nor any Subsidiary has:

                  (a) declared, set aside, or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, except for the required redemptions of and dividends on the various classes of Preferred Stock of Wood Wyant Inc., in accordance with the terms thereof; or

                  (b) made or suffered any change in or amendment to its certificate of incorporation or bylaws.

      2.11 NO BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting or purporting to act on behalf of the Company or any shareholder or any Subsidiary is, or will be, entitled to any commission or broker's or finder's fee from Parent or Purchaser respecting any of the transactions contemplated herein.

      2.12 FAIRNESS OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Houlihan Lokey, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Tender Offer and the Merger by the holders of Company Stock is fair to such holders from a financial point of view, and a copy of the signed opinion has been provided to Parent.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

      3.1 APPROVAL OF AGREEMENT AND MERGER. This Agreement and the Merger have been duly adopted, approved, certified, executed and acknowledged by Parent and Purchaser and all corporate action has been properly taken with respect thereto, in accordance with the New York Law and the Certificate of Incorporation and Bylaws of Purchaser.

      3.2 EXISTENCE AND GOOD STANDING; AUTHORITY; BINDING OBLIGATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Canada and the State of New York, respectively. Each of Parent and Purchaser has full legal and corporate power and authority to make, execute, deliver and perform this Agreement, including the consummation of the Merger, and each of the other agreements, instruments and other documents delivered pursuant hereto or otherwise in connection herewith, and this Agreement and each such other document has been duly authorized and approved by all required corporate action of Parent and Purchaser This Agreement and any other documents or instruments delivered herewith or pursuant hereto or otherwise contemplated herein have been duly authorized, executed and delivered by Parent and Purchaser and (assuming valid execution and delivery by the Company), and acceptance for filing by the New York Secretary of State of the New York Certificate of Merger, each constitutes the legal, valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms. Each of Parent and Purchaser has provided to the Company a copy of a resolution adopted by each of their respective Boards of Directors and Parent as sole shareholder of Purchaser duly certified by an appropriate corporate officer authorizing it to execute, deliver and perform its obligations under this Agreement, including the consummation of the Merger, and each other instrument or other document delivered herewith or otherwise pursuant hereto or otherwise contemplated herein. The execution and delivery hereof and of each such other document and performance of each of Parent's and Purchaser's obligations hereunder and thereunder and otherwise in connection herewith and therewith, and the consummation of the transactions contemplated hereby and thereby, do not require the consent or approval of (i) any governmental or regulatory authority, or (ii) any other entity, except for the acceptance for filing by the New York Secretary of State of the New York Certificate of Merger, and as will already have been obtained at or prior to the Effective Time.

      3.3 NO RESTRICTIONS. Neither Parent nor Purchaser is subject to any charter, bylaw, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated in this Agreement, including the Merger, or any other instrument or other document delivered herewith or pursuant hereto or otherwise contemplated herein.

      3.4 NO BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting or purporting to act on behalf of Parent or Purchaser is, or will be, entitled to any commission or broker's or finder's fee from the Company or any Subsidiary respecting any of the transactions contemplated herein


                                   ARTICLE IV

                  THE COMPANY'S FURTHER COVENANTS AND AGREEMENT

      4.1 CONDUCT OF BUSINESS OF THE COMPANY AND THE SUBSIDIARIES. During the period from the date of this Agreement to the Effective Time, the Company and the Subsidiaries shall, and the Company shall cause the Subsidiaries to, (a) conduct their business and operations only according to their ordinary and usual course of business as presently and formerly conducted, and (b) use commercially reasonable efforts to preserve intact the Company's and the Subsidiaries' business organization, keep available the services of their officers and employees and maintain satisfactory relationships with their licensors, suppliers, distributors, customers, subcontractors, independent contractors, partners or other co-owners in any venture, and others having business relationships with them. Pending the Effective Time and except as may be first approved in writing by Parent and Purchaser or as is otherwise permitted or required by this Agreement, neither the Company nor any Subsidiary will, and the Company will not cause or allow any Subsidiary to, in each case subject to commercially reasonable efforts, take any action which if it had been taken after the Balance Sheet Date and prior to the date hereof would have resulted in a misrepresentation or breach of warranty under Article II of this Agreement.

      4.2 COORDINATION. During the period from the date of this Agreement to the Effective Time, the Company and the Subsidiaries shall, and the Company shall cause the Subsidiaries to, confer on a regular and frequent basis with one or more designated representatives of Parent and Purchaser to report material operational matters and to report the general status of on-going operations. The Company and the Subsidiaries shall, and the Company shall cause the Subsidiaries to, notify Parent and Purchaser of any event which if it had occurred after the Balance

Sheet Date and prior to the date hereof would have resulted in a misrepresentation or breach of warranty under Article II of this Agreement, and of any unexpected event or other change in the normal course of their business or in the operation of their properties and of any governmental complaints, investigations or hearings, or communications indicating that the same may be contemplated, litigation, claims, arbitration, adjudicatory proceedings, and to keep Parent and Purchaser reasonably fully informed of such events and permit its representatives reasonably prompt access to all materials prepared in connection therewith, provided that in no event shall Parent or Purchaser interfere with the normal business operations of the Company. The scope of the parties' obligations under this Section 4.2 shall be limited to the minimum extent required to conform to applicable law.

      4.3 DUE DILIGENCE INVESTIGATION OF THE COMPANY AND THE Subsidiaries. The Company shall make available for inspection and copying by Parent and Purchaser and their representatives originals or true, complete and correct copies of all documents referred to in this Agreement including all Schedules and Exhibits annexed hereto. The Company and the Subsidiaries shall, and the Company shall cause the Subsidiaries to, permit Parent and Purchaser and their representatives to have, upon reasonable notice, reasonably full access to the premises and to all the books and records of the Company and the Subsidiaries and to cause their officers or other senior personnel to furnish Parent and Purchaser with such financial and operating data and other information with respect to their business and properties as Parent and Purchaser shall from time to time reasonably request in connection with their due diligence investigation of the Company and the Subsidiaries.

      4.4 SHAREHOLDER APPROVAL IF REQUIRED; SEC FILINGS.

            4.4.1 SHAREHOLDER APPROVAL IF REQUIRED. The provisions of this
Section 4.4.1 shall apply only if approval of this Agreement and Merger by the shareholders of the Company is required by the New York Law.

                  (a) Subject to the terms and conditions contained herein, the Company shall submit this Agreement and the Merger for approval to the holders of Company Stock at a meeting to be duly held for this purpose by the Company (the "Company Meeting"). The Company shall take all action in accordance with the federal securities laws, the New York Law and its certificate of incorporation and bylaws necessary to duly convene the Company Meeting. The Company shall use its best efforts to hold the Company Meeting as soon as practicable after the date thereof. Subject to the fiduciary duties of the board of directors of the Company under applicable law after the receipt of written advice of counsel in connection with an Alternative Proposal as provided in Section 4.5 hereof, the board of directors of the Company shall recommend that the holders of Company Stock approve such matters, which recommendation shall be contained in a proxy statement and other proxy solicitation materials of the Company (the "Proxy Statement"), and use their commercially reasonable efforts to take all lawful action to solicit such approval by holders of Company Stock.

                  (b) The Company agrees to prepare and file the Proxy Statement with the SEC as promptly as practicable, and to cause the Proxy Statement to be mailed as promptly as practicable to the holders of Company Stock. Parent and the Company each agrees to furnish to the other all information concerning itself and its subsidiaries, officers, directors, and shareholders as may be reasonably requested by the other in connection with the foregoing.

                  (c) The Company agrees, as to itself and the Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement and each amendment or supplement thereto, if any, is filed with the SEC, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, not misleading. The Company further agrees that if it shall become aware prior to the time of the Company Meeting of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or of the omission to state any material fact necessary in order to make the statements made therein not false or misleading, it will promptly inform Parent thereof and take the necessary steps to correct the Proxy Statement.

            4.4.2 SEC FILINGS. The Company shall furnish to Parent copies of any Company SEC reports which it files with the SEC on or after the date hereof, and the Company covenants and represents and warrants that as of the respective dates hereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and the Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, in each case in accordance with past practice and U.S. Generally Accepted Accounting Principles consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments).

      4.5 NO SHOP COVENANT. In consideration of the substantial expenditure of time, effort and expense undertaken and to be undertaken by Parent and Purchaser in connection with the Tender Offer and the Merger, and as a material condition to the execution and delivery hereof by Parent and Purchaser, the Company and the Subsidiaries covenant that, until such time as this Agreement may be terminated as provided herein, none of them shall, nor shall any of them permit any officer, director or employee of the Company, any Subsidiary, or any affiliate thereof to, or authorize any investment banker, attorney, accountant or other representative retained by the Company, any Subsidiary, or any affiliate thereof to, directly or indirectly, solicit or encourage, or furnish information with respect to the Company or any Subsidiary to, or otherwise have any communication with, any person in connection with the possible sale of the Company or any Subsidiary, or any affiliate or asset thereof, or any merger or similar transaction with respect thereto (an "Alternative Proposal"); provided, however, that if and so long as the Company and each Subsidiary has complied in all material respects with its obligations under this Section 4.5, if the Company receives an unsolicited Alternative Proposal then (1) the Company may discuss such Alternative Proposal with the party presenting such Alternative Proposal, participate in negotiations with respect to such Alternative Proposal with the party making such proposal and its representatives, and provide information with respect to the Company to such party and its representatives, if and to the extent, but only to the extent, that the members of the board of directors of the Company reasonably believe, after the receipt of written advice of Winthrop, Stimson, Putnam & Roberts, the Company's legal counsel, that the directors of the Company are under a fiduciary obligation to so cooperate with such party, (2) the Company shall promptly notify Parent and Purchaser orally and in writing of the receipt of any such Alternative Proposal, and (3) the Company may engage an investment banking firm or other financial advisor to assist it in connection with such Alternative Proposal discussions and negotiations.


                                    ARTICLE V

              CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER

      The obligations of Parent and Purchaser to effect the Merger are subject to the following conditions:

      5.1 NO INJUNCTION OR OTHER LEGAL PROHIBITION. There shall not be any injunction, or action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any United States or Canadian federal or state or provincial government or governmental agency or instrumentality or court, which would make the consummation of the Merger illegal.

      5.2 APPROVALS. All governmental and other consents and approvals necessary, including approval by the Company's shareholders if required by the New York Law, to permit the consummation of the Merger shall have been received, or applicable waiting periods shall have run.


                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

      The obligations of the Company to effect the Merger are subject to the following conditions:

      6.1 NO INJUNCTION OR OTHER LEGAL PROHIBITION. There shall not be any injunction, or action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any United States or Canadian federal or state or provincial government or governmental agency or instrumentality or court, which would make the consummation of the Merger illegal.

      6.2 APPROVALS. All governmental and other consents and approvals necessary, including approval by the Company's shareholders if required by the New York Law, to permit the consummation of the Merger shall have been received, or applicable waiting periods shall have run.


                                   ARTICLE VII

                                   TERMINATION

      7.1 RIGHT TO TERMINATION. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Effective Time by:

                  (a)   written consent of all of the parties;

                  (b) by Parent or by the Company, by written notice to the other, if the Merger shall not have been consummated on or before March 31, 2001(or such later date as Parent and the Company may agree in writing); provided, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; provided further, that the passage of such period shall be tolled (and the date for such consummation shall be correspondingly extended) for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger and the other transactions contemplated by this Agreement or the calling or holding of the Company Meeting (as defined in Section 4.4 above;

                  (c) by Parent, by written notice to the Company, if at any time prior to the Effective Time the board of directors of the Company (i) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement, the Tender Offer, the Merger or the other transactions contemplated by this Agreement, (ii) shall approve any Alternative Proposal, or (iii) shall resolve to take any of the actions specified in sub-clause (i) or (ii) of this clause (c);

                  (d) by Parent, by written notice to the Company if (i) Parent shall terminate the Tender Offer prior to accepting for payment shares of Company Stock tendered therein as provided herein in one or more of the circumstances set forth in Exhibit 1.1 hereto, or (ii) any of the conditions precedent to effecting the Merger set forth in Article V has not been met by March 31, 2001, and, in each case, Parent is not then in default of its material obligations hereunder;

                  (e) by the Company, by written notice to Parent if any of the conditions precedent to effecting the Merger set forth in Article VI has not been met by March 31, 2001, and in each case the Company is not then in default of its material obligations hereunder;

                  (f) by the Company, by written notice to Parent, if the board of directors of the Company, in the good faith exercise of its business judgment, after the receipt of written advice of Winthrop, Stimson, Putnam & Roberts, the Company's legal counsel, has determined that the board of directors of the Company's continuing to recommend to the shareholders of the Company the approval of this Agreement and the Tender Offer or the Merger would be a breach of the fiduciary duty of the board of directors of the Company under New York law;

                  (g) by Parent or the Company, by written notice to the other, if (i) upon a vote at the Company Meeting (as defined in Section 4.4 above), if any shall be required by the New York Law, shareholder approval shall not have been obtained or (ii) the Company Meeting, if required by the New York Law, shall not have been held by March 31, 2001;

                  (h) by Parent or the Company, by written notice to the other, if any court of competent jurisdiction or other federal, state, provincial, local or foreign government or governmental department, commission, instrumentality, board, bureau, agency or authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Tender Offer, the Merger or the consummation of the other material transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (i) by Parent if there shall have been a material breach of
Section 4.5.

      7.2 EFFECTS OF TERMINATION.

                  (a) In the case of any termination of this Agreement, the provisions of Section 8.14 (respecting applicable law, jurisdiction, and enforcement shall) remain in full force and effect.

                  (b) Upon termination of this Agreement as provided in Section 7.1, except as stated in subsection (a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective shareholders, directors, officers, employees, agents or other representatives, except as provided in Section 7.2(d).

                  (c) Upon termination of this Agreement, all confidential information received by Parent from or on behalf of the Company shall be treated in accordance with the confidentiality agreement between Cascades Inc., the corporate parent of Parent, and the Company, dated June 28, 2000, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

                  (d) Nothing contained in this Section 7.2 shall release the Company or Parent from liability for any breach of this Agreement prior to its termination.

      7.3 BREAKUP FEE. In the event this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1 (c) or (i) hereof, and the Purchaser is not then in default of its material obligations hereunder, then the Company shall promptly pay to Parent in immediately available funds a breakup fee equal to $750,000. The parties acknowledge that the breakup fee payable pursuant to this Section 7.3 constitutes the sole and exclusive remedy of Parent for such termination, and, as such, represents Parent's liquidated damages as compensation for such termination of this Agreement.


                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 EXPENSES. Parent and Purchaser shall pay all expenses incurred by them relating to the transactions contemplated in this Agreement. The Company shall pay all expenses incurred by the Company relating to the transactions contemplated in this Agreement.

      8.2 "PERSON" DEFINED. When used herein, "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or other department or agency thereof or any other entity.

      8.3 CAPTIONS; AGREEMENT; CONSTRUCTION. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. The term "Agreement" as used herein means this document and all Exhibits and Schedules annexed hereto. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" means "including without limitation" and does not limit the preceding words or terms. The term "business day" as used herein means a day when banks are not required or authorized to be closed in Quebec, Ontario, or New York.

      8.4 NOTICES. Any notice or other communication required or permitted hereunder shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed as follows:

      If to Parent or Purchaser:

            Perkins Papers Ltd.
            77, Marie-Victorin Boulevard
            Candiac, Quebec
            J5R 1C3
            Attention:  President
            Telefax:  (450) 444-6491

      With a copy to:

            Sandy K. Feldman, Esq.
            Feldman & Associates

            10 East 40th Street
            New York, New York 10016

            Telefax: (212) 689-5101

      If to the Company or any Subsidiary:

            Wyant Corporation
            c/o Wood Wyant Inc.
            1475 32e Avenue
            Lachine (Quebec) H8T 3J1
            Attention: Donald MacMartin,
                                Chairman and CEO

            Telefax: (514) 636-8317

      With a copy in each case to:

            Winthrop, Stimson, Putnam, & Roberts
            One Battery Park Plaza
            New York, New York 10004-1490
            Attention: Kenneth E. Adelsberg, Esq.

            Telefax: (212) 858-1500

      If to the Paying Agent:

            Harris Trust Company of New York
            Wall Street Plaza
            88 Pine Street- 19th Floor
            New York, New York 10005
            Attention: Richard Campbell,
                                 Vice President

            Telefax: (212) 701-7691

or to such other address, individual or electronic communication number as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered airmail, on the tenth business day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given between 9:00 AM and 5:00 PM on a business day of the recipient, and on the business day during which such normal business hours next occur if not given during such hours on any day.

      8.5 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect to this Agreement or any provision hereof.

      8.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

      8.7 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules and other documents referred to herein (which form a part hereof) contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, and all such prior agreements and understandings are merged herein and shall not survive the execution and delivery hereof.

      8.8 AMENDMENTS; WAIVER. No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision including, without limitation, any representation or warranty, of this Agreement shall be effective or binding unless made in writing and duly executed by the waiving party and, unless otherwise provided, shall be limited to the specific breach waived.

      8.9 ENFORCEABILITY. If any provision of this Agreement (including the Exhibits and Schedules hereto and documents delivered in performance of this Agreement) shall be found by any court of competent jurisdiction in a final order to be invalid or unenforceable, the parties hereby waive such provision to the extent that it was found to be invalid or unenforceable. Such provision shall, to the extent allowable by law, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect. The provisions of this Section 8.9 shall not be applicable to the extent that they would result in a material alteration of the agreement otherwise provided herein.

      8.10 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. The respective representations, warranties, agreements and covenants of Parent, Purchaser and the Company contained in this Agreement shall not survive the consummation of the Tender Offer and shall be of no force or effect whatsoever upon the consummation thereof.

      8.11 NO ASSIGNMENT. None of the parties hereto may assign or otherwise transfer any of its rights hereunder, or delegate any of its obligations hereunder, to any third party without the prior written consent of the other parties, provided, however, that Parent and Purchaser may assign their rights, but not their obligations, hereunder to any person controlled by Parent and Purchaser if Parent and Purchaser remain fully bound by their obligations.

      8.12 CURRENCY. All references to dollars or $ in this Agreement are to United States dollars.

      8.13 PUBLIC ANNOUNCEMENTS. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Tender Offer, the Merger, this Agreement or the transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with a national securities exchange; provided, if such disclosure is required by law or any such listing agreement, such disclosure shall not be made without prior consultation with the other parties.

      8.14 APPLICABLE LAW; JURISDICTION; ENFORCEMENT OF AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the law of the conflicts of law of such State. The parties consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement, or any other agreement contemplated by, or otherwise with respect to, this Agreement or the breach hereof, unless such court would not have subject matter jurisdiction thereof, in which event the parties consent to the jurisdiction of the state courts of the State of New York located in New York County. Each party hereto irrevocably waives any claim that any civil action brought in any such court has been brought in an inconvenient forum. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them, and that, in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation, or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

      8.15 FURTHER ASSURANCES. Each of the parties shall deliver or cause to be delivered at the Effective Time, and at such other times and places as shall be reasonably necessary or desirable, such additional instruments and other documents, and shall take such other action, as the other parties may reasonably request for the purpose of carrying out the transactions contemplated in this Agreement.

            IN WITNESS WHEREOF, the parties to this Agreement and Plan of Merger, pursuant to the approval and authority duly given by resolutions adopted by their respective boards of directors, have caused these presents to be executed by the officers and attested by the secretary of each of them as set forth below as the respective act, deed and agreement of each of such parties, on this 30th day of August, 2000.

                                          PERKINS PAPERS LTD.



                                          By: /s/ Suzanne Blanchet
                                              ------------------------
                                          Name:  Suzanne Blanchet
                                          Title: President


                                          PERKINS ACQUISITION CORP.



                                          By: /s/ Suzanne Blanchet
                                              ------------------------
                                          Name:  Suzanne Blanchet
                                          Title: President


                                          WYANT CORPORATION



                                          By: /s/ Donald MacMartin
                                              ------------------------
                                          Name:  Donald MacMartin
                                          Title: Chairman and CEO

                                   EXHIBIT 1.1

                         CONDITIONS OF THE TENDER OFFER

         Notwithstanding any other provision of the Tender Offer or the Merger or the Agreement, neither Parent nor Purchaser (for the purposes of this Exhibit 1.1, collectively, "Parent") will be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission, including Rule 14e-1(c) (relating to Parent's obligation to pay for or return tendered shares promptly after the termination or withdrawal of the Tender Offer), to pay for, any Company Stock not theretofore accepted for payment or paid for, and may terminate or amend the Tender Offer as provided herein, if at the expiration date of the Tender Offer, in the case of paragraph
(a) below, or at any time on or after the date of the Agreement, and before the acceptance of such Company Stock for payment or the payment therefor (the "Tender Offer Closing"), in the case of paragraphs (b) through (h) below, any of the following conditions exist:

         (a) INJUNCTION. An injunction which prevents the acceptance for payment of, or payment for, any Company stock shall have been issued and shall remain in effect.

         (b) ILLEGALITY. There shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Tender Offer or the Merger by any United States or Canadian federal or state or provincial government or governmental agency or instrumentality or court, which would make the acceptance for payment of, or payment for, any Company Stock, or consummation of the Merger, illegal.

         (c) MATERIAL ADVERSE CHANGE. Between the Balance Sheet Date and the date of the Tender Offer Closing (the "Tender Offer Closing Date"), there shall have been a material adverse change in the business or financial condition of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"), or the Company shall have failed to deliver to Parent a certificate, dated the Tender Offer Closing Date, certifying the absence of any such Material Adverse Effect.

         (d) FALSITY OF REPRESENTATIONS AND WARRANTIES. Any one or more of the representations and warranties of the Company contained in this Agreement, including all

Exhibit 1.1
Page 2

Schedules and Exhibits delivered pursuant hereto, shall not be true and correct in all material respects on and as of any Tender Offer Closing Date with the same force and effect as though such representations and warranties had been made on and as of such Date, or, with respect to any representation or warranty contained in Sections 2.3, 2.4, 2.6, 2.7, 2.8 or 2.9, if not true and correct to such extent the particular facts and circumstances which shall render such representations or warranties no longer to be true and correct to such extent are not such as have resulted in a Material Adverse Effect, or the Company shall have failed to deliver to Parent a certificate, dated the Tender Offer Closing Date, certifying the absence of any such falsity.

         (e) NON-PERFORMANCE OF AGREEMENTS. Any one or more of the covenants and agreements of the Company to be performed on or before the Tender Offer Closing Date pursuant to the terms hereof shall not have been duly performed in all material respects, except where the failure of such performance shall not result in a Material Adverse Effect, or the Company shall have failed to deliver to Parent a certificate, dated the Tender Offer Closing Date, certifying the absence of any non-performance.

         (f) APPROVALS. Any one or more of the governmental or other consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall not have been received, or applicable waiting periods shall not have run, or the Company shall have failed to deliver to Parent a certificate, dated the Tender Offer Closing Date, certifying the absence of such non-approval or consent.

         (g) PROCEEDINGS. Any one or more of the proceedings to be taken in connection with the transactions contemplated in this Agreement and all documents incident thereto shall not be reasonably satisfactory in form and substance to Parent and its counsel, or Parent shall not have received copies of all such documents and other evidence as Parent or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         (h) TERMINATION OF AGREEMENT. The Agreement shall have been terminated in accordance with its terms or the

Exhibit 1.1
Page 3

Tender Offer shall have been terminated with the consent of the Company.

The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to such condition or may be waived by Parent in whole or in part at any time and from time to time in its sole discretion. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                 *   *   *